EXHIBIT 99.1

FOR IMMEDIATE RELEASE

GXS Corporation Announces Proposed Refinancing

GAITHERSBURG, Md. — May 23, 2005 — GXS Corporation today announced that it intends to enter into new senior secured credit facilities. GXS intends to use borrowings under the new credit facilities, together with available cash, to finance the previously announced acquisition of G International, Inc., to repay certain of its and G International’s outstanding indebtedness (including GXS’ outstanding $105.0 million senior secured floating rate notes and a portion of GXS’s outstanding senior subordinated reset notes), and to pay fees and expenses related to the acquisition of G International and the refinancing.

GXS anticipates that the new credit facilities will consist of a first lien term loan, second lien term loans and a revolving credit facility. At this time, it is anticipated that the revolving credit facility will be undrawn at the time of the entering into of the new credit facilities. It is anticipated that the new credit facilities will be guaranteed by GXS’ current and future domestic subsidiaries and secured by a lien on and a pledge of capital stock and intercompany notes of GXS and each of its direct and indirect subsidiaries and a lien on substantially all of the assets of GXS and each domestic guarantor. Under the terms of the new credit facilities, GXS anticipates that it will be required to meet certain financial tests. In addition, it is anticipated that the new credit facilities will contain customary negative and affirmative covenants.

In connection with the proposed refinancing, GXS also announced that it had reached an agreement, subject to the completion of the G International acquisition and the refinancing, with the holder of the reset notes to amend certain terms of the reset notes, including extending the maturity date to September 27, 2012 and fixing the interest rate at 12% per annum from September 27, 2003 through the date of the acquisition of G International. The parties have agreed that the interest rate on the reset notes will be between 12% and 15% per annum thereafter, with varying amounts payable in kind and in cash each year.

The terms of the new credit facilities are still being negotiated and are therefore subject to change and the changes could be material. The entering into of the new credit facilities and the completion of the G International acquisition and related refinancing are subject to a number of conditions, including market conditions. As a result, GXS may not be able to enter into the new credit facilities or complete the acquisition or the refinancing on the terms, or in the time frame, currently anticipated, if at all.

About GXS
GXS is a leading worldwide provider of B2B e-commerce solutions that simplify and enhance business process integration and collaboration. Organizations worldwide, including over half of the Fortune 500, leverage the GXS Trading GridSM to achieve the perfect balance of supply and demand. Active in the global standards arena, GXS solutions enable customers both large and small, to connect with global partners, synchronize product information, optimize inventory levels and demand forecasts, and accelerate the execution of supply chains.

Caution Concerning Forward-Looking Statements
This press release includes certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include those regarding the entering into of the new credit facilities, the G International acquisition and the refinancing, including the terms and timing thereof. These and other forward-looking statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances, including changes in global political, economic, business, competitive, market and regulatory factors. The forward-looking statements speak only as of the date made and, other than as required by law, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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Contacts:
Larry De’Ath	Shari Wong
GXS Media Relations	Fitzgerald Communications
+1 (301) 340-4519	(202) 973-4783
larry.death@gxs.com	swong@fitzgerald.com